EXHIBIT 10.2
FIRST AMENDMENT TO THE
DIAMOND OFFSHORE DRILLING, INC.
2021 LONG-TERM STOCK INCENTIVE PLAN

    WHEREAS, Diamond Offshore Drilling, Inc. (“Diamond”) previously adopted the Diamond Offshore Drilling, Inc. 2021 Long-Term Stock Incentive Plan (the “Plan”);
    WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 9, 2024, by and among Noble Corporation plc (“Noble”), Diamond, Dolphin Merger Sub 1, Inc. (“Merger Sub 1”), and Dolphin Merger Sub 2, Inc. (“Merger Sub 2”), Merger Sub 1 merged with and into Diamond, with Diamond continuing as the surviving company, and immediately thereafter, Diamond merged with and into Merger Sub 2, with Merger Sub 2 surviving and continuing as an indirect wholly owned subsidiary of Noble (the “Merger”);
    WHEREAS, in connection with the consummation of the Merger, outstanding Restricted Stock Units (as defined in the Plan) were assumed by Noble in accordance with the terms of the Merger Agreement but remain subject to the terms and conditions of the Plan;
    WHEREAS, in connection with the assumption of the Restricted Stock Units, the Plan was assumed by Noble; and
    WHEREAS, Noble desires to document certain amendments to the Plan in connection with the Merger and such equity award assumptions.
    NOW, THEREFORE, effective as of immediately following the Effective Time (as defined in the Merger Agreement):
1.    The definition of the “Company” in the Plan shall be amended to “Noble Corporation plc, a public limited company organized under the laws of England and Wales, together with any successor thereto,” and all references in the Plan to the “Company” shall be deemed to refer to “Noble Corporation plc.”

2.    References in the Plan to “the Company’s emergence from chapter 11 bankruptcy” shall continue to refer to Diamond’s emergence from chapter 11 bankruptcy which occurred on April 23, 2021.

3.    References in the Plan to a “Share” or “Shares” shall refer to the “Class A ordinary shares of the Company, par value $0.00001 per share, or any stock or other security hereafter allotted and issued or which may be allotted and issuable in substitution or exchange therefor.”

4.    Section 4(a) of the Plan shall be amended and restated in its entirety, as follows:
“Notwithstanding any other provision herein, as a result of the merger contemplated by that certain Agreement and Plan of Merger, dated as of June 9, 2024, by and among Noble Corporation plc, Diamond Offshore Drilling, Inc., Dolphin Merger Sub 1, Inc., and Dolphin Merger Sub 2, Inc. (the “Merger Agreement”), the aggregate number of Shares that may be issued or allotted under the Plan from and after the Effective Time (as defined in the Merger Agreement) shall not exceed 362,202 Shares, which, for the avoidance of doubt, equals the number of Shares underlying outstanding Awards granted under the Plan as of the Effective Time, as adjusted by the Equity Award Exchange Ratio (as defined in the Merger Agreement) (the “Post-Transaction Share Pool”).
The Post-Transaction Share Pool now constitutes the total and exclusive Share reserve available for future issuance under the Plan. No additional Shares beyond those included in the Post-Transaction Share Pool shall be available for future issuance unless further amendment by the Company in accordance with the terms of the Plan.”
5.    All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

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    IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Diamond Offshore Drilling, Inc. 2021 Long-Term Stock Incentive Plan effective as of the Effective Time.

NOBLE CORPORATION PLC

By:	/s/ Jennie Howard
Jennie Howard
SVP, General Counsel and Secretary